Exhibit 99.2
Q1 2022 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon and thank you for joining us today.
Our first quarter results were marked by strong topline growth and continued progress in our transformation.
We know customers look to Nordstrom for the occasions that matter most to them. This quarter, we saw customers shopping for long-anticipated in-person occasions such as social events, travel, and return to office. Beyond occasions, customers also reevaluated and refreshed their wardrobes. We are encouraged by this opportunity, because it favors the core categories of our business and the core capabilities of our service model. We were well positioned to serve this demand and deliver an excellent customer experience, powered by our unique product offering, interconnected model, and strong commitment to customer service. Our integrated digital and physical assets continue to allow us to be nimble and enabled us to quickly adapt to the channel shift in the quarter as customers increasingly chose to shop in-store.
We were staffed, well-stocked, and ready to serve customers as store traffic increased, and our dedicated employees delivered an experience that was clearly reflected in our store-level customer satisfaction scores. Putting the customer first is in our DNA, and our teams continued to exemplify that spirit this quarter. We’ve always believed that service and selling go together. That was reflected in our team’s improved productivity, with 75 percent more Nordstrom salespeople reaching the one million dollar sales mark in 2021, versus 2019. We could not be more proud, and we’d like to thank our outstanding team for their unwavering commitment to serving customers and delivering results.
Turning to first quarter performance, total sales increased 19 percent over the first quarter of 2021. Nordstrom banner sales increased 23 percent over last year and exceeded pre-pandemic levels, an important milestone. Nordstrom banner gross merchandise value, or GMV, increased 25 percent for the first quarter versus the prior year.

As we saw a return to occasions and customers updating their wardrobes, we experienced broad-based growth across core categories and geographies. With customer traffic and activity returning in city centers, Nordstrom urban store sales collectively rebounded and reached pre-pandemic levels. In fact, the Nordstrom Manhattan flagship store had the highest year-over-year sales growth among our stores this quarter. For the Nordstrom banner, the Southern U.S. continued to outperform the Northern U.S., compared to pre-pandemic levels, but the spread tightened to 3 percentage points.
Our team remains focused on building additional capabilities to better serve customers and drive shareholder value, with particular emphasis on three key areas: improving Nordstrom Rack performance, increasing profitability, and optimizing our supply chain and inventory flow.
•Starting with Nordstrom Rack, sales grew 10 percent versus last year, driven by increased store traffic, improved conversion, and better in-stock levels. We also built momentum, with sales increasing as we moved through the quarter.
By increasing our supply of premium brands and fine tuning our assortment to better align with customer needs, we are achieving a better balance of price points at the Rack. As we’ve said before, 90 percent of the top brands at Nordstrom are sold at Nordstrom Rack and we believe our work to improve the availability of those brands will fuel Rack’s growth.
And we’re pleased with the results of our “More Reasons to Rack” campaign, which drove improved brand awareness, affinity, and traffic.
As we move through the year, we expect to see continued benefits from our multi-layered plan to both expand our offerings of the most coveted brands we carry, as well as source from new vendors, and increase our use of Pack and Hold inventory, to ensure we have the right selection that our customers want.
By improving inventory levels, optimizing our assortment, and driving brand awareness and traffic, we are confident that we will profitably grow our Rack business throughout the remainder of the year.

•Turning to profitability, while we drove improvements in both merchandise margin and SG&A this quarter, we are focused on plans to deliver incremental improvements and elevated flowthrough as we move through the rest of the year.
•Within SG&A, we expect that the supply chain optimization workstreams underway will enhance the customer experience, drive topline growth, and produce efficiencies in labor and fulfillment which will compound as we move through the year.
•Pete will take you through our progress to date and plans to drive additional merchandise margin and supply chain improvement in a moment.
In addition to the three focus areas that I’ve outlined, winning in our most important markets and advancing our digital capabilities are key strategic priorities for us, and we continue to make progress in these areas.
Starting with winning in our most important markets, our market strategy helps us engage with customers through better service and greater access to product, no matter how they choose to shop. By leveraging a strong store fleet and linking our omnichannel capabilities at the market level, we deliver a level of convenience and connection that our customers enjoy. Throughout our market strategy rollout, we’ve seen the power of offering additional pickup options. Customers clearly value our interconnected model, with order pickup comprising 10 percent of Nordstrom.com demand this quarter, an increase of 200 basis points versus the prior year. In Q2, we’ll continue to scale our market strategy by expanding next day order pickup capabilities to over 60 additional Rack stores in our top 20 markets.
Customers utilizing in-store pickup have higher engagement and spend 3.5 times more than customers who don’t utilize the service. Buy Online Pick Up In Store also remains our most profitable customer journey and one of our highest satisfaction customer experiences.

Our styling program also continues to be a powerful engagement driver as we deliver convenience and build deeper customer connections through our Closer to You strategy. As we position our styling program for further growth, we are sunsetting Trunk Club and redirecting our resources to the services that our customers tell us they value most. I want to be clear – this move reflects our belief and commitment to styling, and we are dedicated to growing and investing in these services. We have a range of styling services from low touch outfit inspiration through our digital channels to a high-touch and personalized relationship with a stylist, all of which achieve high customer satisfaction scores. We are directing our investment towards these programs to ensure that we are well-positioned to serve customer needs and drive growth.
Customers spend 7 times more and report higher levels of satisfaction when engaging with a stylist either in-store or online. While we still see the highest number of customers engage with our in-person styling, we are seeing rapid growth within our digital services. We continue to leverage data science and advance our digital tools, including virtual styleboards, to empower our stylists with highly relevant recommendations for their customers.
With more customers returning to stores this quarter, digital sales were flat versus the first quarter of 2021. Digital remains an important part of the business, with 39 percent penetration, and digital capabilities are an important part of our in-store experience. We’ll continue to leverage our digital platforms to deliver personalization at scale, especially as we connect with customers through our upcoming Anniversary Sale in the second quarter.
We are excited about our plans for the year and the progress we’re making on our transformation. Investments in our market strategy and digital assets put us in a strong position to capitalize on favorable market opportunities as events and overall demand continue to recover. Beyond topline growth, we’ve made progress improving merchandise margin and driving SG&A efficiency, and we have specific workstreams in place to drive incremental improvement in the second half of the year. We have line of sight to achieving the financial targets outlined at our 2021 Investor Event and remain committed to shareholder value creation. We look forward to sharing our continued progress in the quarters ahead.
With that, I'll turn it over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon everyone.
I’ll start by talking about our category performance this quarter, then give you an update on our work to increase gross margin, improve supply chain and inventory flow, and evolve our merchandising model.
Starting with the category performance …
•We were excited to see customers shopping for events and updating their closets this quarter, and we were ready to serve them with the best product and selection across the brands that matter most to them.
•Men’s Apparel was our strongest category this quarter. More broadly, both Men’s and Women’s Apparel had double-digit growth over last year and sales that exceeded pre-pandemic levels.
Strength in Men’s and Women’s Apparel was driven especially by suiting and dresses. While we always strive for balance across all relevant categories, it is true that event and occasion-based categories are important to our customers and represent a significant portion of our business. We also offer differentiated services such as styling and alterations that help customers to feel good and look their best as they prepare for important occasions.
The apparel demand we saw this quarter goes beyond occasions, though. We also saw robust demand for wardrobe refreshes, especially for the spring and summer seasons.
•Shoes had strong double-digit growth with increased demand across formal, casual, and athletic styles.
•Our Designer offering across all categories continued to perform very well, also posting strong double-digit growth and sales significantly above pre-pandemic levels.
Turning now to our initiatives.

We put the customer at the center of everything we do, and our strategic initiatives in merchandising and supply chain are designed to optimize the customer experience resulting in increased profitability.
This quarter, we continued our progress in improving our merchandise margins. Our team used advanced analytics to better understand customer needs, find opportunities to improve our assortment and presentation, and optimize markdowns. We also increased average retail prices, without seeing a negative impact on transaction volumes. We’re very encouraged by our Q1 results and the additional opportunities we’ve identified for the rest of the year.
To provide the most relevant, curated assortment for our customers, we’re also using analytics and consumer insights as part of our category work to improve decision-making around our assortment and allocation of inventory.
Beyond merchandising capabilities, we’re also working on our supply chain and inventory flow.
We recognize the critical strategic and operational importance of supply chain, especially amid the broader supply chain challenges facing our industry. As a result, we identified opportunities across our network to improve efficiencies and capabilities, which ultimately improves our service to customers. We have four initiatives in flight:
•First, improving the consistency and predictability of unit flow through our network,
•Second, increasing productivity in our distribution and fulfillment centers,
•Third, accelerating delivery speed,
•And finally, expanding the market-level selection for in-store shopping as well as same day and next day pickup.
We believe these actions will improve the customer experience, increase sell-through, reduce markdowns, and drive expense savings. While we still have work to do, we are encouraged by early results and we expect to see more significant benefits in the second half of this year.
We also continue to evolve our merchandising model to improve customers’ choices while increasing relevance.

•Alternative partnership models represented 12 percent of Nordstrom banner GMV this quarter as we continue to provide newness and selection by partnering with brands in new ways, beyond the legacy wholesale model.
•We’re also excited about our new brand launches. In the second quarter, we are launching Allbirds, a compelling fashion-forward, sustainable shoe brand. Nordstrom will be one of Allbirds’ few key retail partners. Beginning June 1, we will offer men’s and women’s styles in select stores, with plans to launch on Nordstrom.com later this summer.
•And we’ve also expanded our ASOS partnership, opening a new store at the Grove in Los Angeles last Friday, specifically designed to engage young adult customers. This is the first ASOS co-branded physical retail location and our first representation of a full ASOS in-person shopping experience. We had a great customer response to the launch and we are excited for the opportunity ahead with this partnership.
•We are expanding our choice count to grow wallet share with both existing and new customers. We enter Q2 with record high choice count and we’ll continue to use our category management process and enhanced analytics to offer more choices while increasing relevance.
As we look ahead to the second quarter, we are excited to serve our customers at our Anniversary Sale and believe that they will benefit from the timing of the event as they return to events and update their wardrobes.
As always, our Anniversary Sale rewards and engages our loyal customers with brand new product from the best brands at reduced prices for a limited time.
To deliver an even more compelling and profitable event, each year, we look to make continuous improvement, using data science and consumer insights to identify the most successful components of past events and identify new opportunities for the upcoming year. For example, we’re leveraging advanced analytics to inform the right depth and breadth of offers to drive profitable sales for this year’s event. We have also put considerable effort into tracking Anniversary product and pulling forward receipts, which we expect will result in improved inventory flow and allocation, better sell through, and an enhanced customer experience.

With this year’s Anniversary Sale, we’re focusing on new and highly coveted brands, bringing back in-store events, and launching a new digital catalog.
We are excited about our approach to Anniversary, and the opportunity for us to provide a unique experience for our loyal customers while introducing new customers to Nordstrom.
In closing, with the work underway, we are confident in our ability to transform our business, deliver an even better customer experience, and improve our efficiency and productivity.
I’ll now turn it over to Anne to discuss our financial results.
ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thank you, Pete.
I’d like to begin with a review of our results, then take you through our outlook for the remainder of the year.
Earnings for the first quarter were 13 cents per diluted share. After excluding a gain on the sale of our interest in a corporate office building and an impairment charge related to a Trunk Club property, Adjusted EPS was a loss of 6 cents. Our first quarter earnings were negatively impacted by 5 cents per share due to discrete tax expenses, primarily related to stock-based compensation, which we do not expect to impact our full year projected rate of 27 percent.
Overall, net sales increased 19 percent in the first quarter.
Nordstrom banner sales increased 23 percent, while GMV increased 25 percent, with both exceeding pre-pandemic levels.
Nordstrom Rack sales increased 10 percent in the first quarter driven by increased store traffic, improved conversion, and better in-stock levels.
Digital sales were flat compared to the first quarter of 2021, as customers increasingly chose to shop in-store.

As contemplated in our guidance, we took retail price increases this quarter in response to inflationary pressure and higher MSRP prices from our vendors. At Nordstrom Rack, through our strategic pricing actions, we raised prices on items with the lowest elasticities. Across both banners, we saw minimum unit impact from these pricing actions. This quarter, our sales growth was supported by pricing actions, favorable mix shift, and transaction growth.
At this point, we have not seen inflationary cost pressures adversely impact customer spending which we believe is due to the higher income profile and resiliency of our customer base. This quarter, both customer counts and spend per customer increased versus the prior year.
Gross profit, as a percentage of net sales, increased 190 basis points, primarily due to leverage on buying and occupancy costs and improved merchandise margins largely driven by favorable pricing impacts and lower markdown rates.
Ending inventory increased 24 percent, with approximately one quarter of the inventory increase due to pull-forward of Anniversary Sale receipts. As Pete indicated, we have taken steps to improve our tracking of Anniversary product and receive inventory earlier, which we expect will improve flow and sell through. As a result, we believe we are well-positioned for our upcoming Anniversary Sale.
Total SG&A as a percentage of net sales decreased 320 basis points in the first quarter primarily due to leverage on higher sales. However, we continue to see pressure in labor and fulfillment and we’ve been working since last year to deliver offsets through our supply chain optimization initiatives. We expect that benefits from supply chain optimization will build as we move through the year.
EBIT margin was 2.1 percent of sales for the first quarter. After excluding the gain on the sale of our interest in a corporate office building and the Trunk Club impairment charge, Adjusted EBIT margin was 0.9 percent.

We continued to strengthen our financial position, ending the first quarter with $1.3 billion in available liquidity, including $484 million in cash and the full $800 million available on our revolving line of credit. This month, we entered into a new $800 million revolving credit agreement, replacing the previous agreement that was scheduled to expire in September 2023. The new agreement is another milestone in improving our capital structure post-pandemic, providing additional flexibility as we go forward.
Now turning to our updated outlook for fiscal 2022. I’d like to begin by describing the macroeconomic backdrop contemplated in our outlook.
We continue to be encouraged by the momentum in our business as customers update their wardrobes and prepare for long-awaited occasions. To date, we haven’t seen an adverse impact on customer spending from inflationary pressures, which we suspect is due to the higher income profile of our customer base.
We continue to see macro-related cost pressure in labor and fulfillment, which we factored into our guidance, along with offsetting benefits from our supply chain optimization initiatives. At the same time, we continue to consider macroeconomic headwinds including the potential of more pronounced inflation impacts and supply chain disruption, both to our customer as well as our margins.
Taking all these factors into consideration, we are updating our 2022 guidance to reflect our first quarter topline performance, which exceeded our expectations, while holding assumptions for the second quarter and the rest of the year consistent with our previous guidance.
For fiscal year 2022, we now expect revenue growth of 6 to 8 percent versus 2021. We continue to expect Adjusted EBIT margin of approximately 5.6 to 6.0 percent for the full year.
Our forecast assumes that year over year improvements in both Gross Profit margin and SG&A leverage will be significant contributors to 2022 Adjusted EBIT margin. Improvements in both Gross Profit margin and SG&A will be driven by leverage on higher sales, especially in the first half of the year, and benefits from our strategic initiatives which will build throughout the year.
All said, we expect similar levels of Adjusted EBIT margin improvement between the first and second halves of the year, compared to 2021.

Our effective tax rate is expected to be approximately 27 percent for the fiscal year.
We now expect Adjusted EPS of $3.20 to $3.50. Our outlook excludes the impact of any share repurchases.
I’d also like to provide some additional detail on our forecast for the second quarter. We anticipate that second quarter revenue growth will be approximately half that of the first quarter. Our projections include the impact of one week of our Anniversary Sale shifting into the second quarter, which adds approximately 200 basis points of revenue growth to the quarter. We expect that our second quarter EBIT margin will approach 2019 levels and that our tax rate will be roughly in line with our full year rate of 27 percent.
Shifting to capital allocation, our first priority is investment in the business to better serve our customers and support long term growth. We’re planning capital expenditures at normalized levels of 3 to 4 percent primarily to support supply chain and technology capabilities.
Our second priority is reducing our leverage. We are committed to an investment grade credit rating and remain on track to decrease our leverage ratio to approximately 2.5 times by the end of 2022.
Our third priority is returning cash to shareholders. This quarter, we resumed our quarterly cash dividend, and last week, our Board of Directors declared a quarterly cash dividend of $0.19 per share. Our Board also authorized a new $500 million share repurchase program. We plan to take a measured approach to share repurchases this year, aligning with our cash flow and market conditions.
In closing, we are very pleased to see the momentum in our business and customers reengaging with our core categories. We made the right investments to prepare for this shift and we are well prepared to serve our customers in the moments that matter most to them. We are very excited about the momentum in our business and our plans to deliver shareholder value over the long term.